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                                                                     EXHIBIT 5.1

                      [Morrison & Foerster LLP Letterhead]



                                 July __, 1999

Net2Phone, Inc.
171 Main Street
Hackensack, NJ 07601

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 of Net2Phone, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to _____________ shares of the Company's common stock, $.01 par value (the "Stock"), including up to ________ authorized but unissued shares being offered by the Company (including up to ______________ shares subject to the underwriters' over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to _____________ shares of Stock.

     We are of the opinion that the shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,


                              Morrison & Foerster LLP